EXHIBIT 10.1

Confidential Treatment Requested

Pursuant to Rule 24b-2

Certain portions of this exhibit, as indicated by “[+++]”, have been omitted, pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

AMENDMENT TO CONSOLIDATED AND RESTATED AMENDMENT TO DISTRIBUTORSHIP AGREEMENT

THIS AMENDMENT to the Consolidated and Restated Amendment to Distributorship Agreement (this “Amendment”) is made and entered as of May 3, 2011, between PATTERSON COMPANIES, INC., a Minnesota corporation (“Patterson”) and SIRONA DENTAL SYSTEMS GMBH, a limited liability company organized under the laws of the Federal Republic of Germany (“Sirona”). Patterson and Sirona are sometimes collectively referred to as the “Parties” and each individually as a “Party”.

WHEREAS, the Parties entered into a Distributorship Agreement dated by Patterson April 24, 1998 and dated by Sirona April 27, 1998 (the “Distributorship Agreement”);

WHEREAS, the Parties entered into a Consolidated and Restated Amendment to Distributorship Agreement dated as of June 30, 2005 (the “Consolidated and Restated Amendment”); and

WHEREAS, the Parties desire by this Amendment to amend the Consolidated and Restated Amendment.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants in this Amendment, and for other good and valuable consideration, given by each Party to the other, the sufficiency and receipt of which are hereby acknowledged, the Parties, for themselves, their successors and permitted assigns, intending to be legally bound, agree that the Consolidated and Restated Amendment be amended as follows:

I. Dental Lab Products. Section IV of the Consolidated and Restated Amendment is deleted in its entirety and is replaced by the following provisions:

IV. inLab Products.

A. “inLab Products” shall mean Contractual Products offered by Sirona specifically for dental laboratory use. inLab Products shall include all CAD/CAM equipment made by Sirona under the inLab product line including inLab MC XL, inLab (compact milling unit), inLab PC and monitor, inEos Blue scanner, inLab 3D software, and any other product that Sirona may introduce under the inLab line. For the avoidance of doubt, inLab Products shall not include infiniDent products and CEREC Connect.

B. The “Sirona Lab Market” shall comprise all commercial laboratories in the Territory that do not reside within a dental practice with the sole purpose of serving such dental practice or affiliated practices. The “Patterson Lab Market” shall comprise dental laboratories in the Territory that reside within a dental practice and the sole purpose of which is to serve such dental practice or affiliated practices (together with the Sirona Lab Market, the “Lab Market”).

C. Sirona and Patterson shall each use best efforts in the sale and promotion of the inLab Products. Sirona shall be responsible for training, marketing and promoting the sale of the inLab Products in the Sirona Lab Market. Patterson shall be responsible for invoicing, installing, servicing and supporting the inLab Products in the Sirona Lab Market. Patterson shall be responsible for training, marketing, promoting, invoicing, installing, servicing and supporting the inLab Products in the Patterson Lab Market. Notwithstanding anything to the contrary in Section 5 of the Distributorship Agreement, Patterson shall provide to Sirona a monthly sales report for the Lab Market within one week after the end of each month. For the avoidance of doubt, Patterson shall sell consumable products, including, without limitation, Blocks for the inLab Products and other sundry items related to the inLab Products, in the Lab Market. Further, Patterson’s exclusive right to distribute Contractual Products in the Territory to end users shall apply to inLab Products. Sirona and its representatives shall not participate in Lab Market programs with other distributors without Patterson’s prior written consent.

D. Notwithstanding anything to the contrary in Section 6 of the Distributorship Agreement, Sirona shall be responsible for conducting training sessions for the inLab Products in the Sirona Lab Market. Such training shall be provided directly by Sirona or, at Sirona’s discretion, with the support of Sirona’s manufacturing partners and all costs associated with such training shall be paid by Sirona. Patterson shall be responsible for conducting training sessions for the inLab Products in the Patterson Lab Market and shall pay all costs associated with such training.

E. Notwithstanding anything to the contrary in Section 8.5 of the Distributorship Agreement, Sirona shall provide a three year warranty on parts of the inLab Products and Patterson shall provide a 90-day labor warranty.

F. The Parties agree that a service club for the inLab Products will be established on or before December 31, 2011 pursuant to terms and conditions to be agreed upon by the Parties. Margins derived from the operations of such service club will be split between the Parties, with [+++] to Sirona and [+++] to Patterson.

II. Annex 3 to Distributorship Agreement. The line item relating to inLab Products in Annex 3 to the Distributorship Agreement is deleted and is replaced with Annex 3-inLab Products attached as Exhibit A hereto.

III. Successors Bound. This Amendment shall inure to the benefit of and be binding upon the successors to the Parties.

IV. Headings. The captions, headings and titles used in this Amendment are for convenience of reference only and will not affect in any way the meaning or interpretation of this Amendment.

V. Counterparts. This Amendment may be executed in multiple counterparts, which shall be deemed to be one and the same instrument and each of which shall be deemed enforceable without production of the others.

VI. Full Force and Effect. Except as expressly amended hereby, the Consolidated and Restated Amendment remains in full force and effect.

(signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the date first above written.

PATTERSON COMPANIES, INC.

By:	/s/ Paul A. Guggenheim
Name:	Paul A. Guggenheim
Title:	President

SIRONA DENTAL SYSTEMS GMBH

By:	/s/ Bart Doedens
Name:	Bart Doedens
Title:	Vice President
Dental CAD/CAM Systems

By:	/s/ Joachim Pfeiffer
Name:	Joachim Pfeiffer
Title:	Vice President
Dental CAD/CAM Systems

EXHIBIT A

Annex 3—inLab Products to Distributorship Agreement

Prices of inLab Products

Sirona Lab Market

inLab Product	MSRP
Equipment and Software	*
Digital Impressions	*

Patterson Lab Market

inLab Product	MSRP
Equipment and Software	*
Digital Impressions	*

Agreed Patterson Discount from Retail:

Product	Patterson Discount from MSRP*
Equipment and Software into Sirona Lab Market	[+++]
Equipment and Software into Patterson Lab Market	[+++] **
Digital Impression Systems	[+++]
Sales into Group Practices of all Sirona Equipment	[+++]

*	MSRP means the price set forth on the then current Sirona/Patterson inLab price list.
**	Patterson will purchase all inLab Equipment from Sirona at the Sirona Lab Market Pricing. Patterson will provide reconciliation with proof of actual sales (copies of invoices) into the Patterson Lab market once per quarter and Sirona will rebate the additional margin on such sales within 30 days of receipt of such reconciliation.